Exhibit 99.1

PRESS RELEASE Contact: Michael Senken

Phone: (678) 384-6720

MIMEDX ANNOUNCES 2012 RESULTS

KENNESAW, Georgia, March 7, 2013 (PR Newswire) — MiMedx Group, Inc. (OTCBB: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today its results for the year ended December 31, 2012.

Highlights of 2012 Results include:

•	Tripling of Revenue over 2011

•	First full year of positive Adjusted EBITDA

•	Adjusted EBITDA increased by nearly $9 million

•	Gross Margins at record level of 81%

Full Year and Fourth Quarter 2012 Results

The Company recorded record revenue for the year ended December 31, 2012, with revenue of $27.1 million, more than three times 2011 full year revenue of $7.8 million. Earnings before interest, taxes, depreciation, amortization, impairment of intangibles, earn-out liability and share based compensation (Adjusted EBITDA*) for the year ended December 31, 2012, were $2.4 million, a $8.7 million improvement as compared to the Adjusted EBITDA loss of $6.3 million for the year ended December 31, 2011.

The fourth quarter of 2012 marked the 8th consecutive quarter in which the Company reported improved gross margins. The Company’s 2012 gross margins of 81% are nearly a forty-two percentage point improvement over full year 2011 gross margins of 57%.

The Company recorded record revenue for the quarter ended December 31, 2012, with revenue of $10.5 million, an increase of 299% or $7.9 million over fourth quarter of 2011 revenue of $2.6 million, and a 32% increase over the third quarter of 2012. Adjusted EBITDA* for the quarter ended December 31, 2012, were $411,000, a $2.1 million improvement as compared to the Adjusted EBITDA loss of $1.64 million for the quarter ended December 31, 2011.

Management Commentary on 2012 Results

Parker H. “Pete” Petit, Chairman and CEO, stated, “2012 was an excellent year by all measurements. We increased revenues quarter-over-quarter, produced revenue growth of over three times the previous year, improved our gross profit margins by over 40 percentage points, more than tripled the number of employees in key areas of the Company, and significantly improved the management quality and depth of our organization, particularly in the sales and management functions. Most importantly, we did this while increasing our positive Adjusted EBITDA. The largest portion of our 2012 revenue growth was primarily attributed to our EpiFix® wound care allograft gaining physician acceptance in numerous Veterans Health Administration (“VA”) Hospitals. We made a strategic decision to add a direct sales force to focus on these government and military accounts since they are not dependent on third party reimbursement for our EpiFix® tissue grafts. This has proven to be an especially beneficial strategy for the Company that should continue to produce quarter-over-quarter sales growth. Late in the second quarter, we added a national sales director to head up the government sector of our sales force, and we began adding sales executives to that team in early July. The government-focused team today consists of 27 sales executives. Also in the second quarter, we began expanding our direct sales teams focused on the commercial wound care market. That sales team consists today of 15 sales executives. Managing our surgical and sports medicine distributors and sales agents is a group of four sales executives. This group brings our total sales force to 46 people.”

Petit continued, “Physicians quickly understand the healing qualities of our amniotic membrane tissue allografts and are requesting the Company to provide them with clinical studies on various uses for our tissue. As a result, we have begun numerous prospective Randomized Controlled Trials (RCTs) and retrospective clinical studies to provide clinical and cost performance data. As the leader in amniotic membrane tissue processing, we expect to have numerous opportunities to capture additional market presence based on the anticipated results from these studies. In addition, we are rapidly conducting broader clinical evaluations of our AmnioFix® allografts used for surgical procedures and our micronized version of AmnioFix® used for soft tissue injections. To meet these market opportunities, we are continuing to increase the staff in our clinical research area to complete these studies on an aggressive timetable.”

Bill Taylor, President and COO, commented, “The results we expect from our clinical studies will further validate the clinical and cost effectiveness of our EpiFix® and AmnioFix® allografts. With the publication of these studies, we expect to see reimbursement coverage broaden among commercial health insurance plans and Medicare intermediaries. The various Medicare intermediaries generally do not reimburse products in this category without additional clinical data to support their efficacy; however, based on the impressive results for the studies to date, we have received positive notification from five of the nine intermediaries.”

Last month, the Company announced that the U.S. Patent and Trademark Office issued four new patents to MiMedx related to its placental-based allografts, bringing the Company’s total patent coverage to five U.S. patents. “We expect at least one more placental- based patent to be issued over the next two months. We currently have a total of 24 pending patent applications relating to our proprietary AmnioFix® and EpiFix® technologies and our placental tissue allografts. Our strategy has been to patent the key elements of our Purion® Process, as well as the resulting EpiFix® and AmnioFix® graft configurations. In addition, we are developing several patent applications around our base patents to build a barrier around our key intellectual property, and make it much more difficult for anyone to replicate our allografts,” stated Taylor.

During the year, the Company initiated a strategic focus to expand and further develop its nation-wide placenta recovery network. “Today we recover placentas in 19 hospitals in five states. In addition, we are in negotiations with several new hospital systems for recovery contracts that will give us preferred access to additional hospitals nationwide. We expect that our recovery network will support our donor requirements well into 2014 and beyond. We will continue to broaden the outreach of our donor network in order to meet the growing demand for our amniotic membrane tissue allografts,” concluded Taylor.

Balance Sheet and Cash Flow

Cash on hand as of December 31, 2012, was $6.75 million, an increase of $2.64 million, as compared to $4.11 million, as of December 31, 2011. Stockholders’ equity as of December 31, 2012, was $20.0 million, a 68% increase in stockholder’s equity of $11.90 million as of December 31, 2011.

During the year, the Company raised over $7.0 million from the exercise of warrants and options. Cash flow from operating activities was a negative $3.4 million, and was primarily influenced by increases in working capital to fuel the Company’s sales growth. During the year, the Company invested $583,000 in capital equipment to continue its ramp-up of tissue processing activities to meet the market demand for its grafts.

Reported total current assets were $18 million and current liabilities were $5.1 million resulting in a current ratio of 3.57 as compared to 3.0 at the end of 2011 when adjusted for amounts payable in stock. The earn-out liability related to the acquisition of Surgical Biologics was $5.8M as of December 31, 2012, which will be paid in MiMedx common stock in the first quarter of 2013. Also, on the balance sheet at year end is the senior secured convertible promissory note which was converted to stock during the first quarter of 2013. During the year, the Company repaid the convertible debt related to the Surgical Biologics acquisition.

During the year, Contingent Warrants for the purchase of over three million shares of common stock with an exercise price of $.01 were voided per the terms of the 2012 Contingent Warrant agreement related to the trading price of the Company’s Common Stock.

GAAP Earnings

The Company recorded a Net Loss of $7.7 million, or $0.09 per diluted common share, for the year ended December 31, 2012, a $2.5 million improvement as compared to the Net Loss of $10.2 million, or $0.14 per diluted common share, recorded for the year ended December 31, 2011. Included in the 2012 Net Loss was a fair value adjustment of the earn-out liability of $1.6 million and a $1.8 million impairment of intangible assets related to our HydroFix® platform. Selling, general and administrative expenses increased due to the decision to build out the Company’s direct sales force for government accounts, as well as to add key management and infrastructure related resources to support the Company’s growth. Also included in the reported Net Loss for 2012 is non-cash related financing expense associated with the debt discount of $1.5 million for the full year of 2012 related to the Company’s convertible notes. Additionally, other recurring non-cash items of $2.5 million in share-based compensation expense, $1.4 million in amortization expense, and $465,000 related to depreciation expense are included in the 2012 Net Loss from Operations.

The Company recorded a Net Loss of $1.6 million, or $0.02 per diluted common share, for the quarter ended December 31, 2012, a $1.0 million improvement as compared to the Net Loss from Operations of $2.6 million, or $0.03 per diluted common share, recorded for the quarter ended December 31, 2011. Included in the Net Loss is a charge of $247,000 related to the Surgical Biologics acquisition earn out due to higher than expected tissue revenue. The Net Loss also includes approximately $1.6 million in non-cash related expenses including $780,000 in share-based compensation expense, $492,000 in non-cash refinancing expense tied to debt discounts, $263,000 in amortization of intangibles, and $111,000 in depreciation expense.

Use of non-GAAP financial measures

Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (GAAP). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis, and for benchmarking against other medical technology companies. Adjusted EBITDA* is earnings before interest, taxes, depreciation, amortization, share-based compensation, non-cash impairment and earn out liability charges. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, see accompanying table to this release. Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Revenue Breakdown

The Company breaks down its revenues between three primary regenerative medicine specialties, “Wound Care,” “Surgical & Sports Medicine,” and “Other,” and reports its revenue in these categories. Revenue for the Company’s EpiFix® grafts comprises the Wound Care category. Its Surgical & Sports Medicine specialty is comprised of the AmnioFix® product line which includes both membrane and injectable configurations for its AmnioFix® grafts. The “Other” category of the MiMedx regenerative medicine specialties includes the Company’s tissue revenue from its ophthalmic and dental applications and products from its HydroFix® technology. The third quarter of 2012 marked the first quarter in which Wound Care revenue exceeded Surgical & Sports Medicine revenue. In the fourth quarter, 49% of MiMedx sales volume was for Wound Care, 44% for Surgical& Sports Medicine and 7% for “Other.” On a year to date basis, Wound Care represents 42%, Surgical & Sports Medicine represents 48%, and “Other” represents 10% of total MiMedx revenue.

Outlook for 2013

The Company also reported its revenue goals for 2013. The Company’s revenue goal for 2013 is to approximately double its 2012 revenue with 2013 revenue being in the range of $50 million to $60 million.

The Company expects the growth in EpiFix® allografts for use in wound care to grow significantly during 2013. This will be primarily related to sales in the states where the five Medicare Intermediaries have recently determined to cover the Q4131 code for EpiFix® and the expected coverage during the first half of the year by the remaining intermediaries. The VA and government business should also continue to increase due to some additional sales positions being filled and broader use of the EpiFix® and AmnioFix® products in the VA hospitals. However, the VA sales force has just recently received training on the surgical uses of AmnioFix® so no significant revenues from AmnioFix® should be expected in the VAs until the second half of the year and beyond. Additionally, the Company hired ten new sales executives for the commercial wound care sales organization just prior to the National Sales Meeting in mid-February, where they received their initial sales training. However, it is not expected that this group will develop significant EpiFix® revenues until well into the second quarter. Thus, the growth in revenue in the first quarter is expected to be the smallest of the three quarters in 2013. Based on management’s best estimates, the quarterly revenues will be in the following ranges:

1st Quarter:	$10.5 to $11.5 million
2nd Quarter:	$11.5 to $13.5 million
3rd Quarter:	$13.5 to $16.0 million
4th Quarter:	$14.5 to $19.0 million

Management expects that the Company will be able to continue growing revenue quarter- over-quarter in spite of some degree of cyclicality in the market. However, the revenue growth quarter-over-quarter will vary significantly depending on the rate at which new sales executives are added particularly to our commercial wound care sales organization. As previously stated, the timing of the additions will be determined by when Medicare Intermediary coverage is received in each region.

Earnings Call

MiMedx management will host a live broadcast of its year end 2012 results conference call on Thursday, March 7, 2013, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available online at the Company’s website at www.mimedx.com or at www.earnings.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com or at www.earnings.com.

About the Company

MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials” is the framework behind our mission to give physicians products and tissues to help the body heal itself. Our biomaterial platform technologies include the device technologies HydroFix® and CollaFix™, and our tissue technologies, AmnioFix® and EpiFix®. Our tissue technologies are processed from human amniotic membrane that is derived from the donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary Purion® Process, to produce a safe, effective and minimally manipulated implant for homologous use. MiMedx® is the leading supplier of amniotic tissue, having supplied over 130,000 allografts to date to distributors and OEMs for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, that the strategic decision to add a direct sales force to focus on government and military accounts will continue to produce quarter-over-quarter sales growth; the opportunities to capture market presence based on anticipated study results; the expected results from the Company’s clinical studies; the expectation of receiving another issued patent in the near term; the potential for the Company’s patent strategy to be a barrier to competition; the potential for entering into new placenta recovery contracts that will meet the Company’s future demand for placental tissue; the revenue goals for 2013; the growth in use of EpiFix® allografts, the continued increase in VA and government business, and the expected quarterly revenue growth. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the direct sales force strategy will not continue to produce quarter-over-quarter sales growth, that the clinical study results will not be as positive as anticipated or will not enable the Company to capture additional market presence, that a new patent will not issue in the near term or that the claims, if any, allowed will be substantially reduced, that competitors can “design around” the Company’s patents; that the Company may not be successful in entering into new placenta recovery contracts, that the Company’s existing and future placental recovery contracts will not be sufficient to meet the Company’s demand for tissue, that the reimbursement coverage in the Medicare and commercial sectors does not materialize or expands at a rate slower than anticipated, that VA and government business will not continue to increase, that quarterly revenue growth will be below expectations, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2011. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

MIMEDX GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2011
REVENUES:
Net sales	$27,053,773	$7,760,446
OPERATING COSTS AND EXPENSES:
Cost of products sold	5,188,378	3,357,909
Research and development expenses	2,884,546	2,976,313
Selling, general and administrative expenses	20,970,687	11,181,437
Impairment of intangible assets	1,798,495	—
Fair value adjustment of earn-out liability	1,567,050	5,803

LOSS FROM OPERATIONS	(5,355,383)	(9,761,016)
OTHER INCOME (EXPENSE), net
Amortization of debt discount	(1,714,101)	(315,152)
Interest expense, net	(592,892)	(117,818)

LOSS BEFORE INCOME TAXES	(7,662,376)	(10,193,986)
Income taxes	—	—

NET LOSS	$(7,662,376)	$(10,193,986)

Net loss per common share
Basic and diluted	$(0.09)	$(0.14)

Shares used in computing net loss per common share
Basic and diluted	81,646,295	72,450,337

See notes to consolidated financial statements

MIMEDX GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$6,754,485	$4,112,326
Accounts receivable, net	7,653,561	1,891,919
Inventory, net	3,022,784	712,602
Prepaid expenses and other current assets	657,961	164,664

Total current assets	18,088,791	6,881,511
Property and equipment, net of accumulated depreciation of $2,279,840 and $1,814,473, respectively	1,071,625	869,411
Goodwill	4,040,443	4,040,443
Intangible assets, net of accumulated amortization of $4,848,756 and $3,468,515, respectively	11,911,749	15,090,485
Deposits and other long term assets	70,000	214,342

Total assets	$35,182,608	$27,096,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,251,684	$1,517,449
Accrued expenses	3,743,934	783,189
Other current liabilities	75,154	6,620
Current portion of line of credit with related party	—	1,295,980
Current portion of long term convertible debt related to acquisition	—	1,128,806

Total current liabilities	5,070,772	4,732,044
Earn-out liability payable in MiMedx common stock	5,792,330	7,410,503
Convertible Senior Secured Promissory Notes	4,012,442	2,744,587
Other liabilities	299,762	312,493

Total liabilities	15,175,306	15,199,627
Commitments and contingency (Notes 14 and 15)
Stockholders’ equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 130,000,000 shares authorized; 88,423,169 issued and 88,373,169 outstanding for 2012 and 74,306,895 issued and 74,256,895 outstanding for 2011	88,423	74,307
Additional paid-in capital	89,627,601	73,868,604
Treasury stock (50,000 shares at cost)	(25,000)	(25,000)
Accumulated deficit	(69,683,722)	(62,021,346)

Total stockholders’ equity	20,007,302	11,896,565

Total liabilities and stockholders’ equity	$35,182,608	$27,096,192

See notes to consolidated financial statements

MiMedx Group, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliation

As used herein, “GAAP”, refers to generally accepted accounting principles in the United States. We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference, supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Reconciliation of Net Loss to “Adjusted EBITDA” defined as Earnings before Interest, Taxes, Depreciation, Amortization, Impairment of intangibles, Earn-out liability and Share Based Compensation:

	Year Ended December 31,
	2012	2011
Net Loss (Per GAAP)	$(7,662,376)	$(10,193,986)
Add back:
Income Taxes	—	—
Financing expense associated with beneficial conversion of note payable issued in conjunction with acquisition	170,509	266,991
Financing expense associated with beneficial conversion of Line of Credit with Related Party	561,202	33,254
Financing expense associated with beneficial conversion of Senior Secured Promissory Notes	982,390	14,907
Other interest expense, net	592,891	117,818
Depreciation Expense	465,367	446,502
Amortization Expense	1,380,241	1,335,908
Employee Share Based Compensation	2,075,680	1,307,869
Other Share Based Compensation	463,041	351,214
Impairment of Intangible Assets	1,798,495	—
Fair Value Adjustment of Earn-out Liability	1,567,050	5,803

Earnings/ (Loss) Before Interest, Taxes, Depreciation, Amortization and Share Based Compensation	$2,394,490	$(6,313,720)